Exhibit 10.1

Transition and Separation Agreement

This Transition and Separation Agreement (“Agreement”) is made as of June 15, 2022 (the “Notice Date”), by and among ATAI Life Sciences US, Inc. (the “Company”), ATAI Life Sciences N.V. (“Parent”) and Greg Weaver (the “Executive”) (collectively referred to as the “parties” or individually referred to as a “party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, Executive currently serves as Chief Financial Officer of the Company and of Parent pursuant to that certain Amended and Restated Employment Agreement, dated as of June 15, 2021 (the “Employment Agreement”);

WHEREAS, Executive was previously granted one or more options (the “Options”) to purchase common shares of Parent, pursuant and subject to the terms and conditions of the 2020 Employee, Director and Consultant Equity Incentive Plan (the “2020 Plan”), the 2021 Incentive Award Plan (the “2021 Plan”) and one or more stock option agreements (collectively, the “Option Agreement”) (the 2020 Plan, the 2021 Plan and the Option Agreement are collectively referred to herein as the “Equity Documents”);

WHEREAS, Executive wishes to resign as Chief Financial Officer of the Company and of Parent and support in the transition of Executive’s successor; and

WHEREAS, the Company desires to provide for an orderly transition of Executive’s duties and responsibilities and Executive desires to assist the Company in realizing an orderly transition.

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Company and Executive hereby agree as follows:

1. Transition Term.

(a) From the Notice Date through the first to occur of (i) September 30, 2022, and (ii) the date that the Company notifies you in writing that a new Chief Financial Officer of the Company (“New CFO”) is appointed and ready to serve in such capacity (the “Resignation Date” and such term, the “Transition Term”), Executive shall continue as Chief Financial Officer as a full-time at-will employee of the Company and shall continue to have and perform such reasonable and lawful duties, responsibilities and authority as the Board of Directors (or equivalent, e.g. the Management Board or Supervisory Board) of Parent (in either case, the “Board”) and/or the Chief Executive Officer of the Company or Parent may designate from time to time, including (x) the performance of Executive’s current duties and responsibilities as Chief Financial Officer and (y) assisting the Company in the hiring or appointment of the New CFO (the “Transition Term Services”) ; provided, that, should Executive contractually commit to commence employment in an executive role with a company unaffiliated with the Company or Parent and has so notified the Company in writing, Company and Executive shall endeavor to expedite the timing of the Resignation Date to reasonably enable such contractually committed commencement date. During the Transition Term, Executive will perform the Transition Term Services in substantially the same manner and with substantially the same effort, time commitment and level of care as Executive has historically performed duties for the Company prior to the Notice Date and, in all instances, in compliance with all applicable laws and Company policies.

(b) During the Transition Term, the Company shall continue to pay Executive a salary at an annual rate of $400,000, pro-rated for any partial period of service and less all amounts required or authorized to be withheld by law, including all applicable federal, state and local withholding taxes, payable in accordance with the Company’s standard payroll policies (the “Current Base Salary”). During the Transition Term, (i) Executive shall continue to be eligible to participate in the same employee benefit plans, programs and arrangements of the Company that Executive participated in on the Notice Date, subject to the terms and conditions of such plans and programs, (ii) Executive’s Options will continue in accordance with their terms and will continue to vest and become exercisable as a result of Executive’s continued service during the Transition Term; and (iii) Executive shall continue to be reimbursed for reasonable business expenses actually incurred by Executive in performing services as Chief Financial Officer in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures, and practices as they may exist from time to time.

(c) Promptly following the Notice Date and Company’s receipt of written documentation thereof, the Company will promptly pay up to $5,000 of reasonable and documented legal fees and related expenses incurred by Executive in connection with the drafting, negotiation and execution of (i) this Agreement and (ii) all other related documents.

(d) If (i) Executive remains continuously employed by the Company through the Resignation Date, (ii) Executive executes the General Waiver and Release of claims in the form attached hereto as Exhibit A (the “Release”) within five (5) days following the end of the Advisory Term (as defined below) and (iii) Executive completes the Transition Term Services to the good faith reasonable satisfaction of the Company, Executive will be eligible to receive Executive’s annual performance bonus for calendar year 2022 (the “2022 Bonus”), in an amount equal to $160,000, prorated based on achievement of certain performance milestones for calendar year 2022, as such achievement is determined by the Board. The 2022 Bonus, to the extent earned, will be paid in a lump sum as soon as practicable following the conclusion of the Advisory Term but in all events prior to March 15, 2023.

2. At Will Employment. Executive acknowledges and agrees that Executive’s employment with the Company shall terminate on the Resignation Date, unless earlier terminated in accordance with the terms of this Agreement (the actual date of Executive’s termination of employment, the “Separation Date”). Notwithstanding the foregoing, Executive’s employment with the Company will at all times remain terminable by either Executive or the Company at will, and nothing in this Agreement confers upon Executive any right to continue to serve as an employee or other service provider of the Company or interferes with or restricts the rights of the Company to discharge or terminate the services of Executive at any time for any or no reason, with or without Cause (as defined in the Employment Agreement). Effective as of the Separation Date, Executive shall cease to serve as Chief Financial Officer or the Company or of Parent, or as a director or other officer or employee of the Company or Parent, or to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with, and shall cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, the Company or Parent, except as provided in Section 3.

3. Advisory Term.

(a) Provided that Executive remains continuously employed by the Company through the Resignation Date, from the Resignation Date through March 31, 2023 (the “Advisory Term”), Executive shall serve as a non-employee advisor to the Company and shall provide such consulting, advisory and related services to the Company as may be reasonably requested by the Company from time to time to assist in the transition of duties to the New CFO (the “Advisory Services”); provided that, the Company may terminate the Advisory Term for Cause or due to Executive’s material breach of this Agreement and, beginning December 31, 2022, either party may terminate the Advisory Term for any or no reason upon ten (10) days advance written notice to the other party. During the Advisory Term, Executive shall be available to perform the Advisory Services for approximately ten (10) hours per week and at such times during normal business hours as may be reasonably requested by the Company. Executive shall perform the Advisory Services to the best of Executive’s abilities and in compliance with all applicable laws and Company policies.

(b) During the Advisory Term, the Company shall pay Executive an advisory fee (the “Advisory Fee”) at an annual rate equal to 25% of the Current Base Salary, pro-rated for any partial period of service; provided that, any Advisory Services performed in excess of forty (40) hours per month shall, so long as preapproved in writing by the Company, be payable at an hourly rate of $450. The Advisory Fee shall be payable in accordance with the Company’s standard payroll policies for consultants. In addition, the Company shall reimburse Executive for or directly pay all reasonable, approved and documented business expenses incurred by Executive in the performance of the Advisory Services in accordance with the Company’s expense reimbursement policy. All such expenses must be approved in advance by the Company in writing. Following the expiration or termination of the Advisory Term, Executive shall not be entitled to any further payments pursuant to this Section 3(b), except for payment of any unpaid Advisory Fees or unreimbursed business expenses earned or incurred prior to such expiration or termination.

(c) During the Advisory Term, Executive’s Options will continue in accordance with their terms and shall continue to vest and become exercisable as a result of Executive’s continued service with the Company; provided that, notwithstanding anything in the Equity Documents to the contrary, to reflect Executive’s reduced role with the Company during the Advisory Term, only 25% of the unvested Options otherwise scheduled to vest on each vesting date occurring on and following the Resignation Date shall remain outstanding and eligible to vest on the original vesting schedule applicable to such Options and the remaining 75% of the unvested Options will expire and be forfeited effective as of the Resignation Date. Provided that (i) the Advisory Term is not terminated by the Company for Cause or due to Executive’s material breach of this Agreement, (ii) Executive completes the Advisory Services to the reasonable satisfaction of the Company and (iii) Executive timely executes the Release as provided above, notwithstanding anything in the Equity Documents to the contrary, Executive’s right to exercise any vested Options (after giving effect to the foregoing continued vesting) held by Executive as of the expiration of the Advisory Term shall be extended until the one year anniversary of the expiration of the Advisory Term, subject in all events to earlier termination in connection with a corporate transaction or event in accordance with the terms of the Equity Documents.

(d) Executive acknowledges and agrees and it is the intent of the parties hereto that, except as may be required by applicable law or expressly set forth in Section 3(c), Executive shall receive no Company-sponsored benefits from the Company either as a consultant or employee from and after the Separation Date and that Executive will cease participation as an active employee in all Company-sponsored benefit plans as of the Separation Date. Executive further acknowledges that Executive has the responsibility to file all tax returns required by law and assumes sole liability for taxes due on income earned for the Advisory Services.

4. Accrued Compensation. To the extent unpaid as of the Separation Date, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 6(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

5. No Severance Payments. Executive acknowledges and agrees that Executive’s resignation is without “Good Reason” (as defined in the Employment Agreement) and that Executive is not entitled to the severance payments and benefits set forth in the Employment Agreement. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, benefits, bonuses and other amounts (if any) accruing after the resignation of Executive’s employment shall cease on the Separation Date. For the avoidance of doubt, Executive shall not be entitled to receive any severance, separation, notice or similar payments of any kind under the Employment Agreement or otherwise in connection with his resignation of employment except as provided herein.

6. General Release and Waiver.

(a) Release of Claims. In consideration for the execution and delivery of this Agreement, and the undertakings provided for herein, none of which is otherwise required, and as a material inducement for the Company to enter into this Agreement, Executive agrees that, other than with respect to the Retained Claims (as defined below), the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, Parent, any of their direct or indirect subsidiaries and affiliates, and any of their respective current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred until and including the date Executive signs this Agreement, including, without limitation:

(i) any and all claims relating to or arising from Executive’s employment or service relationship with any of the Releasees and the termination of such relationships;

(ii) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares or other equity interests of the Company or of Parent, or any of its or their affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(iii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iv) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the New York State Human Rights Law; and the New York City Human Rights Law;

(v) any and all claims for violation of the federal or any state constitution;

(vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(viii) any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the New York Labor Law); and

(ix) any and all claims for attorneys’ fees and costs.

(b) Retained Claims. Executive agrees that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of Parent, any equity securities of Parent that are eligible to vest following the date hereof, or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”). This release also does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any allegedly discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, and claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates. Furthermore, Executive is hereby provided notice of immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(c) Voluntary Execution of Release. In consideration for the Company’s agreement to enter into this Agreement and the parties’ independent contractor relationship on the terms provided herein, and intending to be legally bound, Executive hereby executes this Agreement, voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees, except as excluded in Section 6(b) above. Executive acknowledges that: (i) Executive has read this release; (ii) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this release; (iii) Executive has been represented in the preparation, negotiation, and execution of this release by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (iv) Executive understands the terms and consequences of this release and of the releases it contains; and (v) Executive is fully aware of the legal and binding effect of this release.

7. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date that Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive has a right, and the Company is herein advising Executive, to consult with an attorney prior to executing this Agreement; (b) Executive has up to twenty-one (21) days within which to consider this Agreement; the parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; if Executive signs this Agreement prior to the expiration of such review period, Executive does so voluntarily and waives the remainder of the review period; (c) Executive has up to seven (7) days immediately following Executive’s execution of this Agreement to revoke this Agreement by providing written notice to the General Counsel of the Company; and (d) provided Executive has returned Executive’s executed Agreement to the Company within twenty-one (21) days of receipt and has not revoked this Agreement as provided herein, this Agreement shall become effective on the eighth (8th) day after it is signed.

8. Post-Termination Obligations. Executive reaffirms Executive’s continuing obligations under the Confidentiality and Developments Agreement dated September 1, 2020 (the “Confidentiality and Developments Agreement”) and agrees to comply with Section 9 and Section 10(c) of the Employment Agreement, which are hereby incorporated by reference and shall remain in full force and effect pursuant to their terms to the maximum extent permitted by applicable law during the Transition Term and the Advisory Term.

9. Non-Disparagement. Executive agrees to refrain from Disparaging (as defined below) the Company, Parent and its and their affiliates, including their respective services, technologies, practices, directors and officers. The Company agrees to refrain from Disparaging Executive in formal statements made by the Company and to instruct its current officers and directors to refrain from Disparaging Executive. Nothing in this Section shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this Agreement or the Employment Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the individual or entity being disparaged.

10. Return of Company Property. No later than the Separation Date, Executive shall return any property of the Company or its affiliates (including, without limitation, proprietary information or intellectual property) that is within Executive’s custody or control, except to the extent such property is reasonably necessary for Executive to perform the Advisory Services, as determined and directed by the Company. Executive shall return any Company property retained by Executive as provided in the preceding sentence upon the expiration or termination of the Advisory Term or earlier upon request of the Company.

11. Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants referred to in Section 8 of this Agreement will cause irreparable damage to the Company and to its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants referred to in Section 8 herein, in addition to any other remedy which may be available at law or in equity, the Company and any of its affiliates will be entitled to specific performance and injunctive relief.

12. Taxes. The Company shall be entitled to (and intends to) withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges. To the extent any taxes may be due on the payments to Executive provided in this Agreement beyond any withheld by the Company, Executive agrees to pay them his self. Executive further agrees to provide any and all information pertaining to Executive upon request as reasonably necessary for the Company and its affiliates to comply with applicable tax laws.

13. General Provisions.

(a) Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(d) No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

(e) Governing Law; Venue. This Agreement shall be governed by, and construed exclusively in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law rules to the contrary. Each party submits to the nonexclusive jurisdiction of any United States District Court located in New York, New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives any objection which it may now or hereafter have to the laying of venue in any proceeding brought in such a court, and any claim that any such proceeding was brought in an inconvenient forum.

(f) Arbitration. The arbitration agreement set forth in Section 17(g) of the Employment Agreement shall remain in full force and effect pursuant to its terms; provided that, nothing in this subsection shall be construed as precluding the bringing an action in court for injunctive relief or specific performance as provided in this Agreement and the parties have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

(g) Notice. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i) If to the Company, to the General Counsel of the Company at the Company’s headquarters;

(ii) If to Executive, to the last address that the Company has in its personnel records for Executive; or

(iii) At any other address as any party shall have specified by notice in writing to the other party.

(h) Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(i) Entire Agreement. The terms of this Agreement, the Equity Documents (as modified by this Agreement) and the Confidentiality and Developments Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, including the Employment Agreement (except as expressly preserved herein). The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(j) Code Section 409A.

(i) The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) If Executive is deemed by the Company at the time of Executive’s “separation from service” within the meaning of Section 409A to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iii) Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(iv) To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year and the amount of in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

(k) Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

(l) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated: 15 June 2022	/s/ Greg Weaver
Greg Weaver

ATAI Life Sciences US, Inc.

Dated:15 June 2022	By:	/s/ Florian Brand
Name: Florian Brand
Title: CEO

ATAI Life Sciences N.V.

Dated: 15 June 2022	By:	/s/ Florian Brand
Name: Florian Brand
Title: CEO

EXHIBIT A

GENERAL WAIVER AND RELEASE OF CLAIMS

Reference is made to the Transition and Separation Agreement, dated as of _____, 2022 (the “Agreement”), to which this General Waiver and Release of Claims (the “Release”) is attached. Capitalized terms used but not defined in this Release will have the meanings given to them in the Agreement.

1. Release of Claims. Executive agrees that, other than with respect to the Retained Claims (as defined in Section 1(b) below), the consideration described in the Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company, Parent any of their direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred until and including the date Executive signs this Release, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with any of the Releasees and the termination of such relationships;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares or other equity interests of the Company or of Parent, or any of its or their affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the New York State Human Rights Law; and the New York City Human Rights Law;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Release;

(h) any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the New York Labor Law); and

(i) any and all claims for attorneys’ fees and costs.

2. Retained Claims. Executive agrees that this Release shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of Parent or Executive’s right to indemnification by the Company, the right to enforce the terms of this Agreement, or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”). This Release also does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any allegedly discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, and claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates. Furthermore, Executive is hereby provided notice of immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

3. Voluntary Execution of Release. Executive hereby executes this Agreement, voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees, except as excluded in Section 2 above. Executive acknowledges that: (a) Executive has read this release; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this release; (c) Executive has been represented in the preparation, negotiation, and execution of this release by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this release and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this release.

4. Effective Date. This Release will become effective on the date Executive signs it, so long as it has been signed by the Executive within the timeframe set forth in the Agreement or otherwise agreed by the Company.

5. Voluntary Execution of Release. Executive understands and agrees that Executive executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Release; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release; (c) Executive has been represented in the preparation, negotiation, and execution of this Release by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Release and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Release.

6. Amendment, Governing Law and Notice. This Release is final and binding and may only be amended in a writing signed by Executive and a duly authorized officer of the Company. Section 13(e) and Section 13(g) of the Agreement will apply to this Release mutatis mutandis.

7. General Release. For the avoidance of doubt, this Release does not replace or in any way limit the general release and waiver in the Agreement.

Executed:

Greg Weaver